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                                                                     EXHIBIT 4.5

                                AMENDMENT TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                              SANDERSON FARMS, INC.


         Pursuant to Section 79-4-10.06 of the Mississippi Code of 1972, as amended, more commonly referred to as Section 10.06 of the Mississippi Business Corporation Act, the undersigned corporation hereby amends its Articles of Incorporation as follows:

         1. New Article FOURTEENTH is added to read:

                  "FOURTEENTH:

                           "A director of the corporation shall not be liable to
                  the corporation or its shareholders for money damages for any action, or any failure to take any action, as a director, except for: (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders; (c) a violation of Section 79-4-8.33 of the Mississippi Code of 1972, as amended, more commonly referred to as Section 8.33 of the Mississippi Business Corporation Act, as presently in effect or as amended thereafter, pertaining to liability for unlawful distributions; or (d) an intentional violation of criminal law. If Mississippi law is hereafter amended to authorize corporations to take corporate action further limiting or eliminating the personal liability of directors, then the liability of each director of the corporation shall be limited or eliminated to the full extent permitted by Mississippi law as so amended from time to time. Neither the amendment nor repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this
                  Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."



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         APPROVED BY A MAJORITY VOTE OF THE SHAREHOLDERS OF SANDERSON FARMS,
INC., ON FEBRUARY 20, 1992.

                                       SANDERSON FARMS, INC.


                                       BY: /s/ Joe F. Sanderson, Jr.
                                          --------------------------------------
                                          President


                                       BY: /s/ Wyatt J. Davis, Jr.
                                          --------------------------------------
                                          Secretary



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